THIS SUPPLEMENTAL AGREEMENT IS MADE THIS 2nd DAY OF JULY 2001

BY AND BETWEEN

    (1)        SUN HOTELS INTERNATIONAL, an unlimited company incorporated in England (“SHIL”);

    (2)        SUN INTERNATIONAL, INC., a company incorporated in Panama (“SINC”);

    (3)        ROYALE HOLDINGS ESTABLISHMENT, an Anstalt founded in Liechtenstein (“RHE”);

    (4)        INTERNATIONAL RESORTS LIMITED, a company incorporated in Bermuda (“IRL”);

    (5)        CEMENT MERCHANTS S.A., a company incorporated in Panama (“CMSA”);

    (6)        ROYALE HOLDINGS (BERMUDA) LIMITED, a company incorporated in Bermuda (“RHL”);

    (7)        KERSAF INVESTMENTS LIMITED, a company incorporated in South Africa (“Kersaf”);

    (8)        ROYALE RESORTS HOLDING LIMITED, a company incorporated in Bermuda (“RRHL” or “the Company”);

        singly referred to as “Party” and together as the “Parties”

         WHEREAS:

    (A)        The Parties (with the exception of RRHL) are all of the direct or indirect legal or beneficial shareholders of RRHL (the “Shareholders”);

    (B)        The Shareholders are parties to a Shareholders Agreement dated May 9, 1988, as amended by agreements dated June 30, 1989 and by the letter from CMSA to RHE and SINC dated November 3, 1993 confirmed by RHE and SINC relating to their co-operation in a joint venture for the development and management of hotels, casinos and casino resorts (together the existing “Shareholders Agreement”);

    (C)        Kersaf, CMSA, RRHL and Sun International Hotels Limited (“SIHL”), among others, are or will become party to an Omnibus Agreement dated or to be dated on or about the date hereof regarding, inter alia, the dissolution of Sun International Investments Limited (“SIIL”) and Rosegrove Limited (“Rosegrove”), territorial rights of the Parties and monetary compensation payable to RRHL or a member of the RRHL-Group (referred to in the Shareholders Agreement as the “Group”) to SIHL;

        In addition, Kersaf, CMSA, RRHL and SIHL, among others, are or will become party to a Registration Rights and Governance Agreement, dated or to be dated on or about the date hereof regarding, inter alia, the providing of certain registration rights to the SIHL Investors and their Affiliates (as defined therein) (referred to as “Registration Rights Agreement”);

    (D)        The Parties desire to modify and/or supplement the Shareholders Agreement and to provide the Parties hereto with certain rights to regulate other matters as set forth herein;

    (E)        Capitalized terms and conditions which are not otherwise defined herein shall have the same meanings as defined in the Shareholders Agreement or the Omnibus respectively the Registration Rights Agreement, as the context requires.

        NOW, IT IS HEREBY AGREED as follows:

        1. SIHL–SHARES

        1.1.     The existing shareholders of record of SIHL are, among others,

RRHL	510,000 shares
SINC	1,100,000 shares (“SINC-Shares”)

        Following the dissolution of SIIL and thereafter of Rosegrove and the distribution of the shares to the shareholders of such companies pursuant to the

Settlement Agreements, RRHL will be the direct or indirect legal or beneficial owner of together 6,318,293 shares in SIHL (“SIHL-Shares”).

        If any of the SINC-Shares become “Excess Shares” which are sold as part of an “Excess Sale” as these terms are defined and in accordance with the provisions of Section 4.2(b) of the Registration Rights Agreement, then SINC shall pay to SIHL or reimburse RRHL with the amount equal to the percentage cost arising from the terms of sub-paragraphs (x), (y) and (z) of that Section 4.2(b) (the “Ratchet Costs”). Furthermore if any of the SINC-Shares are included in a Public Offering contemplated in Section 4.2(a) of the Registration Rights Agreement and as a consequence RRHL subsequently incurs any Ratchet Costs under sale circumstances contemplated in the previous paragraph, then SINC shall pay to SIHL or reimburse RRHL with the amount of such Ratchet Costs attributable to such shares up to a maximum of the number of SINC-Shares which were included in the abovementioned Public Offering. If and to the extent the number of shares in SIHL which may be sold by the Kersaf Group and/or CMSA is restricted pursuant to the Registration Rights Agreement in any respect, including without limitation in connection with Broker Sales and outback provisions, the SIHL Shares shall have priority and shall be sold first, unless Kersaf, SINC and CMSA otherwise agree in writing.

        1.2.     Intentionally left blank.

        1.3.     Under and pursuant to the Registration Rights Agreement the Kersaf-Group shall complete the sale of no less than 2,000,000 SIHL shares (the “Minimum Year One Sale”). RRHL agrees to assume the obligation to complete the aforesaid sale utilizing 2,000,000 of the SIHL-Shares.

        1.4.     RRHL shall not sell, transfer or otherwise dispose of any SIHL-Shares (other than the Minimum Year One Sale) without the prior written consent of each of Kersaf and CMSA.

        For the avoidance of doubt it is agreed that CMSA shall not be obliged to consent to any sale, transfer or disposal of any SIHL Shares (other than set forth in Clause 1.3).

        1.5.     Effective as of the date hereof, CMSA shall have the sole right to vote the CMSA-Shares in accordance with the terms of the Registration Rights Agreement and the Parties shall procure that SIIL, Rosegrove, SINC and RRHL shall grant corresponding irrevocable proxies to CMSA or its nominee.

        1.6.     It is hereby confirmed by CMSA that the pledge of Shares by RRHL pursuant to Section 4.2(d) of the Registration Rights Agreement is approved by CMSA and does not require additional approval.

        1.7.     Subject to the securing by Kersaf of any shareholder approval, if such approval is a mandatory legal requirement in terms of the Johannesburg Stock Exchange Listings Requirements or the waiver of such requirements by the Johannesburg Stock Exchange, if any (and each of Kersaf and RRHL hereby undertake to use its respective reasonable legal endeavors at their cost to obtain such waiver as soon as possible).

        1.7.1.     RRHL hereby grants CMSA or a nominee belonging to the von
     Rantzau Group the irrevocable option (the “Option”) to purchase all or part of
    1,150,000 SIHL shares upon terms and conditions set forth herein (the “Option
    Shares”); and

        1.7.2.     Kersaf hereby approves the granting of the Option by RRHL and will procure the due performance by RRHL of its obligations under the Option.

        The number of the Option Shares shall not prejudice or in any way affect the proxy voting rights of CMSA in respect of 1,686,984 shares in SIHL under and pursuant to Annex B of the Registration Rights Agreement and the Irrevocable Proxy Agreement. Such Option shall be exercisable by CMSA or a nominee, belonging to the von Rantzau Group of Companies, on one or more occasions at any time during the term of five (5) years following the date of this Supplemental Agreement in parcels of no less than 100,000 Option Shares at a time. CMSA may exercise the Option by written notice to RRHL (with copy to Kersaf) stating the number of Option-Shares it wishes to acquire. The Option shall extend to all Option-Shares less any Option-Shares acquired by CMSA or its nominee pursuant to the exercise of the Option.

        If CMSA chooses to exercise the Option only with respect to part of the Option-Shares available it shall be entitled to exercise the Option subsequently on one or more occasions in respect of the balance of the Option-Shares.

        The consideration for each Option Share shall be an amount equal to the volume weighted trading share price of SIHL shares on the five (5) Business Days (any day other than a Saturday, Sunday and a day when banks in New York are not open for business) preceding (and excluding) the date of the relevant notice exercising the option (“Option Price”).

        Upon receipt of the written notice from CMSA, RRHL shall, against payment of the Option Price in US-Dollars, and free of deduction or set-off, transfer the respective Option-Shares in SIHL to CMSA (or its nominee) without undue delay, but in any case not later than the third Business Day after receipt of the notice and against payment of the Option Price. The Option-Shares shall be transferred to CMSA or the nominee, belonging to the von Rantzau Group of Companies, free from any liens, charges or encumbrances together with all rights, benefits or restrictions contemplated in the Registration Rights Agreement.

        All costs and expenses incurred by CMSA in connection with the exercise of the Option or the transfer of the Option-Shares shall be borne by CMSA.

        2.     ISSUES REQUIRING MUTUAL AGREEMENT AND COMPETING ACTIVITIES

        2.1.     For the purposes of Clauses 7 and 9 (B) of the Shareholder Agreement references to SHIL made therein shall not be read and construed as being references to the Parties (other than CMSA and RRHL).

        2.2.     The term Business (as defined in the Shareholders Agreement) shall when used therein or in this Supplemental Agreement include (for the avoidance of doubt) Internet, online and other virtual gaming.

        2.3.     Clause 9(A) of the Shareholders Agreement dated May 9, 1988 shall be amended to now read as follows:

“Each of the Parties (as such term is defined in the Supplemental Agreement dated July 2, 2001, however except RRHL) agrees that it will not during the term of the Shareholders Agreement either directly or indirectly propose to acquire or hold any interest in or manage any hotel or any casino or any other leisure resort or any other gaming or gambling enterprise or any other business or activity falling within the scope of the Business (the “proposed investment”) without first offering the proposed investment to the Board. If the other Party or its representatives on the Board decide that the proposed investment should not be taken up by RRHL, the Party which offered it shall not make the proposed investment or other transactions concerned, unless otherwise agreed between the Parties in writing.

        2.4.     It is hereby agreed by the Parties for the avoidance of doubt that Clause 9(B) of the Shareholders Agreement shall include, without limitation, the indirect shareholding of Kersaf in Sun International (South Africa) Limited.

        2.5.     It is recorded that the Egypt Project shall be undertaken by and the proceeds from the management agreements for the Egypt Project shall be for the benefit of RRHL or a wholly owned Controlled Affiliate of RRHL.

3.	MISCELLANEOUS

        3.1.     In terms of the provisions of Sections 3.2 and 3.4 of the Registration Rights Agreement CMSA is entitled to appoint and the von Rantzaus have the right to become a member of the Board of SIHL.

        3.2.     CMSA:

        3.2.1.     takes notice that the rights afforded to it under Sections 3.2 and 3.4 of the Registration Rights Agreement (or the exercise by CMSA of such rights) may result in RRHL (or any other member of the Kersaf Group) being regarded as an
    “affiliate” under US securities laws, which may have an adverse effect (from a cost, share realization volume or share realization methodology or other perspective) on
    RRHL’s realization of SIHL Shares in the manner permitted and contemplated in the
    Registration Rights Agreement;

        3.2.2.     undertakes in favor of RRHL and Kersaf that, in deciding whether to exercise its rights or to waive or suspend the exercise of its rights (and if a director is appointed by CMSA to the SIHL Board, in deciding whether to remove such director), CMSA will act with due regard as to what is in the best interest of the
    Royal Resorts Group (as defined in the Shareholders Agreement) and take into account, amongst other relevant considerations, whether the exercise or continued
    exercise by it of its aforesaid rights would have an adverse effect on the Royale
    Resorts Group (as contemplated in clause 3.2.1 above). It is acknowledged that in determining what is in the best interest of the Royale Resorts Group, the continued
    representation of one of the principals of RRHL’s Shareholders on the board of
    SIHL may be in the interest of the Royale Resorts Group and may be one of the factors in determining what is the best interest of such group.

        3.3.     RRHL shall compensate Kersaf and CMSA on an equal basis all fees and expenses of legal and other professional advisors, which have been or will be incurred in relation to the negotiation and execution of the Settlement Agreements and this Supplemental Agreement, however, in no event more than USD 300,000 in respect of each and furthermore provided that the fees and expenses which have been incurred by

RRHL itself plus those fees and expenses which shall be reimbursed to Kersaf and CMSA as set out above shall together in no event exceed USD 1,500,000.

        3.4.     This Supplemental Agreement shall be deemed to be an addendum to the existing Shareholders Agreement. Except to the extent expressly superseded, amended or replaced by the provisions of this Supplemental Agreement the provisions of the Shareholders Agreement shall remain in full force and effect. In the event of discrepancies between the Shareholders Agreement and this Supplemental Agreement, the latter agreement shall prevail.

        3.5.     Each of the Parties hereto represents to each other that it has taken all necessary action to enable it validly to accept and perform the obligations required of it under the terms of this Supplemental Agreement and that performance of the provision of the Supplemental Agreement does not breach or constitute a default under any agreement, other contractual restriction or governmental or other regulation binding upon it at the date hereof.

        3.6.     The terms and provisions of Clauses 14 through 18, including without limitation the application of English law pursuant to Clause 17(A) and the submission to arbitration pursuant to Clause 17(C) of the Shareholders Agreement dated May 9, 1988, shall also apply to this Supplemental Agreement and bind all Parties hereto by way of reference, as if such terms and provisions have been fully set forth herein.

        3.7.     This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument and any counterpart may be sent to the respective other party by facsimile.

        3.8.     This Supplemental Agreement shall become valid and binding concurrently with the entry into force of the Settlement Agreements.

        3.9.     This Supplemental Agreement and the Settlement Agreements cannot be altered, amended or modified unless agreed in writing by Kersaf and CMSA.

        3.10.     The Parties are aware of the fact that due to the limited time available for negotiating and drafting this Supplemental Agreement, this Supplemental Agreement may not regulate every and all issues which in the opinion of the Parties would need to be regulated. Despite this the Parties agree that this Supplemental Agreement shall be valid and binding among the Parties, unless and until it is replaced by a more detailed supplement to the Shareholders Agreement. If and to the extent this Supplemental Agreement contains a gap such gap shall be filled in accordance with the commercial interest and the general understanding of the Parties as expressed in this Supplemental

Agreement. The Parties undertake to take appropriate actions necessary and/or advisable for the performance and consummation of the matters set forth or contemplated in this Supplemental Agreement.

        This Supplemental Agreement has been executed as of the date set forth above by:

—————————————— —————————————— Sun Hotels International Sun International Inc.

—————————————— —————————————— Royale Holdings Establishment International Resorts Limited

—————————————— —————————————— Cement Merchants S.A. Royale Holdings (Bermuda) Limited

—————————————— —————————————— Royale Resorts Holdings Limited Kersaf Investments Limited